BWXT Excess Retirement Savings Plan
As Amended and Restated Effective January 1, 2024

ARTICLE I
Purpose
1.1 Purpose of Plan. The purpose of the BWXT Excess Retirement Savings Plan (formerly known as the BWX Technologies, Inc. Defined Contribution Restoration Plan) (the “Plan”) is (1) to provide benefits, on a non-qualified and unfunded basis, to certain employees whose benefits under the BWXT Thrift Plan are adversely affected by certain limitations of the Code, as well as any other limitations that may be placed on highly compensated participants under such plan, and (2) to advance the interests of the Company by providing certain deferred compensation opportunities for Directors and officers as well as retirement benefits for officers that will attract and retain highly qualified Directors and key employees accountable for the successful conduct of its business.
The Company also sponsors the Supplemental Executive Retirement Plan of BWX Technologies, Inc. (the “SERP”). Effective January 1, 2024, the Company is freezing participation under the SERP, and no further deferrals or any other amounts will be credited to the SERP with respect to any plan years after the 2023 plan year, other than any account adjustments that may be made to reflect notional investment gains or losses pursuant to applicable provisions of the SERP.
Also effective January 1, 2024, the Company is amending and restating the Plan as set forth herein to (i) harmonize the design of the Plan and the SERP in a single newly designed non- qualified and unfunded plan for all eligible individuals within the Company’s controlled group of companies, including for individuals previously eligible to participate in the SERP, (ii) specify in the provisions of the Plan the rules applicable to deferrals, matching contributions, service based contributions and any other contributions credited to the Plan with respect to Plan Years after 2023 and (iii) otherwise meet current needs. The rules applicable to deferrals and any other contributions credited to the Plan with respect to Plan Years prior to the 2024 Plan Year shall continue to be governed by the terms of the Plan as in effect on December 31, 2023, including, but not limited to, rules regarding the time and form of payment. The rules applicable to deferrals and any other contributions credited to the SERP with respect to plan years prior to 2024 shall continue to be governed by the terms of the SERP as in effect on December 31, 2023, including, but not limited to, rules regarding the time and form of payment.
1.2    ERISA Status. The Plan is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It has been designed to qualify for certain exemptions under Title I of ERISA that apply to plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and rulings issued thereunder, to the extent applicable.
1.3 Effective Date. The Plan was originally effective on January 1, 2012, and has been amended and restated effective January 1, 2024 (the “Effective Date”).

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ARTICLE II
Definitions and Construction
Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary. Capitalized terms used in this Plan that are not defined below shall have the same meaning assigned to them in the Thrift Plan.
2.1Account. Collectively, means the Participant’s Company Matching Account, Company Service Based Account and Deferral Account.
2.2Account Value. At any given time, the sum of all amounts credited to the Participant’s Account, adjusted for any income, gain or loss and any payments attributable to such Account.
2.3Base Salary. In the case of a Participant who is an Eligible Employee, the portion of the Participant’s compensation treated as base salary or wages by the Participant’s Participating Employer.
2.4Beneficiary. Each person designated by a Participant, on a form provided by the Company for this purpose, to receive the Participant’s distribution under Article VI in the event of the Participant’s death prior to receiving complete payment of his Account. In order to be effective under this Plan, any form designating a Beneficiary must be delivered to the Committee before the Participant’s death. In the absence of such an effective designation of a Beneficiary, “Beneficiary” means the Participant’s spouse, or if there is no spouse on the date of the Participant’s death, the Participant’s estate, or heirs at law if there is no administration of the Participant’s estate.
2.5Board. The Board of Directors of BWX Technologies, Inc. or the board of directors of a company that is a successor to the Company.
2.6Cause. Cause means:
(a)the willful and continued failure of a Participant to perform substantially his duties with the Company (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to such Participant by the Committee or the Chief Executive Officer of the Company which specifically identifies the manner in which the Committee or the Chief Executive Officer believes that such Participant has not substantially performed his duties, after which such Participant shall have thirty (30) days to defend or remedy such failure to substantially perform his duties;
(b)the willful engaging by a Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

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(c)the conviction of a Participant with no further possibility of appeal, or plea of nolo contendere by such Participant to, any felony or crime of falsehood.
The cessation of employment of a Participant in connection with circumstances described in subparagraph (a) and (b) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to such Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of such Committee called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity to be heard before the Committee), finding that, in the good faith opinion of the Committee, the Participant is guilty of the conduct described in subparagraph (a) or (b) above, and specifying the particulars thereof in detail.
2.7Change in Control. A Change in Control will be deemed to have occurred for purposes of this Plan on the occurrence of any of the following:
(a)30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or
(b)Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or
(c)Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long- term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of

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the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or
(d)Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.
For purposes of this definition of “Change in Control”,
(1)“Person” means an individual, entity or group;
(2)“group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;
(3)“beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;
(4)“Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;
(5)“Incumbent Director” means a director of the Company (x) who was a director of the Company on the effective date of this Agreement or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent

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Director if his initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;
(6)“Business Combination” means
(x)a merger or consolidation involving the Company or its stock or
(y)an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets;
(1)“parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and
(2)“Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.
However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).
2.1Code. The Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
2.2Code Limitations. Any one or more of the limitations and restrictions that Code Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 place on the contributions for a Participant under the Thrift Plan. In addition, Code Limitations means and refers to any other limitations on contributions under the Thrift Plan with respect to highly compensated participants.

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2.3Committee. The Compensation Committee of the Board, or such other administrative committee that is appointed by the Board to administer the Plan.
2.4Company. BWX Technologies, Inc. and except where the context clearly indicates otherwise, shall include the Company’s subsidiaries and affiliates, as well as any successor to any such entities.
2.5Company Matching Account. The notional account maintained under the Plan reflecting each Participant’s Company Matching Contributions, together with any income, gain or loss and any payments attributable to such account.
2.6Company Matching Contribution. The total contributions credited to a Participant’s Company Matching Account for each Plan Year pursuant to the provisions of Section 4.3.
2.7Company Service Based Account. The notional account maintained under the Plan reflecting each Participant’s Company Service Based Contributions, together with any income, gain or loss and any payments attributable to such account.
2.8Company Service Based Contribution. The total contributions credited to a Participant’s Company Service Based Account for each Plan Year pursuant to the provisions of Section 4.1.
2.9Deemed Investments. With respect to any Account, the hypothetical investment options with respect to which such Account is deemed to be invested in for purposes of determining the value of such Account under this Plan, as selected from time to time by the Committee in its discretion.
2.10Deferral Account. The notional account maintained by the Committee reflecting each Participant’s Deferral Contributions, together with any income, gain or loss and any payments attributable to such amount.
2.11Deferral Contribution. The Base Salary, Eligible Incentive Award, Eligible Equity Award and/or Director’s Compensation deferred by a Participant and credited to his Deferral Account pursuant to Section 4.2.
2.12Deferred Stock Unit. A unit having a value as of a given date equal to the Fair Market Value of one (1) Share.
2.13Director. Any individual who is a member of the Board; provided, however, that any member of the Board who is employed by the Company shall be considered an Eligible Employee under the Plan and not a Director (except for purposes of Section 2.6).
2.14Director’s Compensation. In the case of a Participant who is a Director and not an employee of the Company, the annual retainer and fees paid in cash to the Director by the Company.

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2.15Disabled. A Participant will be considered Disabled if the Committee determines in its sole discretion that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
2.16Eligible Employee.
(a)The Company’s Chief Executive Officer (“CEO”);
(b)The Company’s officers as defined in Section 16b of the Exchange Act (“Section 16b Officers”);
(c)The Company’s other non-Section 16b Officers (“Key Employees”) as appointed by the Board; and
(d)Any other employee of a Participating Employer (i) who was not an eligible employee under either the Plan or the SERP for the 2023 Plan Year but whose Base Salary increased during the 2023 Plan Year to an amount above the Code Section 401(a)(17) limit on compensation for 2023, or (ii) who was a Participant in either the Plan or the SERP during the 2023 Plan Year, having made an affirmative deferral election under either the Plan or the SERP for the 2023 Plan Year; provided, however, that any such employee must make an affirmative deferral election under the Plan for the 2024 Plan Year and must continue to make an affirmative deferral election under the Plan for each subsequent Plan Year in order to remain an Eligible Employee under the Plan (for the avoidance of doubt, any such employee who does not make an affirmative deferral election under the Plan for any Plan Year beginning on or after January 1, 2024 shall cease to be an Eligible Employee unless and until such employee becomes an Eligible Employee under Subsection (a), (b), or (c) of this Section).
Prior to each Plan Year, or at such other times as the Committee shall determine consistent with applicable law, the Committee shall determine which employees shall be Eligible Employees for such Plan Year in accordance with the provisions of this Section. The Committee, in its discretion, shall establish the administrative procedures with respect to the foregoing eligibility determinations. Notwithstanding the foregoing, the Committee may, in its discretion, determine that an employee or group of employees who otherwise meet the foregoing requirements are nonetheless ineligible to participate in the Plan.
2.17Eligible Equity Award. For Directors, the portion of annual director fees payable as restricted stock units under the Equity Plan. For Eligible Employees, any awards of time-based or performance-based restricted stock units under the Equity Plan to the extent designated by the Committee to be an Eligible Equity Award.
2.18Eligible Incentive Award. Any incentive award paid to a Participant under the BWX Technologies, Inc. Management Incentive Compensation Plan (“MICP”), the

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BWX Technologies, Inc. Executive Incentive Compensation Plan (“EICP”), the BWX Technologies, Inc. Salaried Employee Incentive Plan (“SEIP”) and any other plan, policy or program of the Company providing for the payment of annual bonuses to employees or any extraordinary payment paid to a Participant if such annual bonus or extraordinary payment is payable in cash and designated by the Committee to be an Eligible Incentive Award for purposes of this Plan. Eligible Incentive Award shall not include any compensation under the Equity Plan.
2.19Equity Plan. The BWX Technologies, Inc. 2020 Omnibus Incentive Plan and any successor plan thereto.
2.20ERISA. The Employee Retirement Income Security Act of 1974, as amended. References to ERISA shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
2.21Exchange Act. The Securities Exchange Act of 1934, as amended. References to the Exchange Act shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
2.22Fair Market Value. “Fair Market Value” as defined under the Equity Plan.
2.23Participant. An Eligible Employee or Director who has become a participant in the Plan in accordance with Article III and for whom an Account is maintained.
2.24Participating Employer.
(a)The Company;
(b)Each other “Participating Employer” under (and as defined in) the Thrift Plan on the date hereof; and
(c)Any other incorporated or unincorporated trade or business which may hereafter adopt both the Thrift Plan and the Plan.
In addition, the Committee, in its sole and exclusive discretion, may designate certain other entities as “Participating Employers” under the Plan for such purposes as the Committee may determine from time to time.
2.8Period of Service. A Participant’s “Years of Service” as defined in the Thrift Plan that is taken into account for purposes of determining the Participant’s vested account balance under the Thrift Plan.
2.9Plan Year. The twelve-consecutive month period commencing on January 1 of each calendar year.

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2.10Retirement. Retirement means, in the case of an employee of the Company, Separation from Service with the Company on or after the first day of the calendar month coincident with or following the Participant’s attainment of the age of 65.
2.11Separation from Service. If the Participant is an employee of the Company, a Separation from Service occurs on the date such Participant dies, retires or otherwise has a termination of employment with the Company. A termination of employment occurs on the date after which the Participant and the Company reasonably anticipate that no further services will be performed by the Participant or that the level of bona fide services reasonably anticipated to be performed after such date will permanently decrease to 49% or less of the average level of bona fide services provided in the immediately preceding thirty-six months.
If the Participant is a Director who is not an employee of the Company, a Separation from Service occurs on the date such Participant ceases to be a Director.
2.12Shares. “Shares” as defined under the Equity Plan.
2.13Source. Each source of contribution credited to a Participant’s Account for a Plan Year as specified in the Plan’s recordkeeping system, including but not limited to the following separate Sources: (i) Base Salary Deferral Contribution, (ii) Eligible Incentive Award Deferral Contribution, (iii) RSU Deferral Contribution, (iv) performance RSU Deferral Contribution, (v) Director’s fee Deferral Contribution,
(vi) Director’s retainer Deferral Contribution, (vii) Company Service Based Contribution, and (viii) Company Matching Contribution.
2.14Thrift Plan. The BWXT Thrift Plan, as it may be amended from time to time and any successor plan thereto.
2.15Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 409A); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an Unforeseeable Emergency is to be determined by the Committee in its sole discretion, based on the relevant facts and circumstances of each case. In any case, a distribution on account of Unforeseeable Emergency may not exceed the amount necessary to relieve the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent that the emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under the Plan.

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2.16Vested Account. The aggregate of the Participant’s vested Company Matching Account, Company Service Based Account and Deferral Account, determined in accordance Sections 5.3 and 5.4.
2.17Years of Service. A Participant’s “Years of Service” as defined in the Thrift Plan that are taken into account for purposes of determining the amount of the Participant’s service-based Employer Contribution under the Thrift Plan.

ARTICLE III
Participation
3.1Current Eligible Employees and Directors. Each Eligible Employee who is employed by the Company on the Effective Date and each individual who is a Director on the Effective Date shall become a Participant as of the Effective Date or the first day of any subsequent Plan Year by electing to make Deferral Contributions in accordance with Section 4.4.
3.2Newly Eligible Employees and Directors.
(a)Eligible Employee Participants: Each Eligible Employee who is hired or rehired by the Company after the Effective Date shall become a Participant as of the first day of the next Plan Year immediately following his date of hire or rehire, as applicable, or as of the first day of any subsequent Plan Year, by electing to make Deferral Contributions in accordance with Section 4.4. Each other employee who becomes an Eligible Employee during a Plan Year due to a promotion into an eligible executive classification shall become a Participant on the first day of the following Plan Year or any subsequent Plan Year by electing to make Deferral Contributions in accordance with Section 4.4. Any such employee shall not become a Participant unless and until the employee satisfies the foregoing eligibility requirements for the Plan Year after the Plan Year in which the individual is promoted, hired or rehired into an Eligible Employee position, as applicable.
(b)Director Participants: Each individual who becomes a Director after the Effective Date shall become a Participant by electing to make Deferral Contributions in accordance with Section 4.4 prior to the date he becomes a Director, effective as of the date he becomes a Director, or as of the first day of any subsequent Plan Year by electing to make Deferral Contributions in accordance with Section 4.4.

ARTICLE IV
Contributions
4.1Company Service Based Contribution. Each Participant who is eligible for service-based Employer Contributions under the Thrift Plan and who elects to make Deferral Contributions from his Base Salary in accordance with Section 4.2(b) for a Plan Year shall be credited with a Company Service Based Contribution for such Plan Year in accordance with the following table:

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Years of Service	Contribution Percentage
Up to 5	3%
5 up to 10	4%
10 up to 15	5%
15 up to 20	6%
20 up to 25	7%
25 or more	8%

Specifically, each such Participant who is precluded from receiving the full amount of service-based Employer Contributions otherwise provided under the Thrift Plan in a Plan Year due to (i) Deferral Contributions under this Plan lowering the amount of eligible Plan Compensation as defined in and taken into account under the Thrift Plan, (ii) the application of Code Section 401(a)(17) and/or (iii) the application of Code Section 415(c) shall be credited with a Company Service Based Contribution for such Plan Year equal to the excess of Amount A over Amount B where:
Amount A equals the amount of service-based Employer Contributions that would have been made to the Participant’s Thrift Plan account for the Plan Year but for the impact of items (i), (ii) and/or (iii) above; and
Amount B equals the amount of service-based Employer Contributions actually made to such Participant’s Thrift Plan account for the Plan Year.
The Company shall establish and maintain on its books a Company Service Based Account for each Participant who is credited with a Company Service Based Contribution under this Section 4.1. Such Company Service Based Account shall be designated by the name of the Participant for whom established, and Company Service Based Contributions shall be credited as a bookkeeping entry to such Participant’s Company Service Based Account. The Company may determine, in its sole and exclusive discretion, to deduct from the amount otherwise to be credited to the Company Service Based Account of a Participant for a Plan Year an amount necessary to pay any related payroll taxes. For the avoidance of doubt, if an Eligible Employee does not elect to make Deferral Contributions from his Base Salary in accordance with Section 4.2(b) for a Plan Year, such Eligible Employee shall not be credited with a Company Service Based Contribution for such Plan Year even if such Eligible Employee’s service-based Employer Contributions provided under the Thrift Plan for such Plan Year are limited by item (ii) or (iii) above.
4.2Participant Deferrals.
(a)Deferral Accounts: The Company shall establish and maintain on its books a Deferral Account for each Eligible Employee and Director who elects pursuant to Section 4.4 to defer the receipt of any amount under the Plan. Such Deferral Account shall be designated by the name of the Eligible Employee or Director for whom established. The amount to be deferred under this Section 4.2 for a payroll period shall be credited to such Deferral Account on, or as soon as administratively practicable after, the payroll date. The Base Salary, Eligible Incentive Award and/or Director’s Compensation otherwise payable to a Participant shall be reduced by the amount the Participant elected to have contributed to his Deferral Account, which shall be a Deferral Contribution. Deferrals of Eligible Equity

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Awards shall be separately credited to the Deferral Account as Deferred Stock Units as provided below.
(b)Election to Defer Base Salary: For any Plan Year, an Eligible Employee who has elected to make Salary Deferrals under the Thrift Plan may elect to defer the payment by the Company of a portion of his Base Salary otherwise to be paid during such Plan Year and instead have such amounts credited as a bookkeeping entry to his Deferral Account. Such Eligible Employee may elect pursuant to Section 4.4 to defer up to 70% of his Base Salary for the Plan Year; provided, however, that no such deferral shall be made unless and until no additional contributions may be made by such Eligible Employee to the Thrift Plan because of the application of the Code Limitations, and any such deferral shall only be made from Base Salary paid after contributions by such Eligible Employee to the Thrift Plan have ceased due to application of the Code Limitations. Certain Eligible Employees may become eligible under the Thrift Plan to make “catch-up” contributions (within the meaning of Code Section 414(v)). Any such catch-up contributions made to the Thrift Plan shall not in any manner affect the determination of the amount of deferrals to the Plan under this Section 4.2. Instead, such catch-up contributions shall be in addition to the aggregate combined deferrals elected to the Thrift Plan and the Plan hereunder.
(c)Election to Defer Eligible Incentive Awards: Each Eligible Employee who is either the Company’s CEO, a Section 16b Officer or a Key Employee, each as defined in Section 2.23, for a Plan Year may elect pursuant to Section 4.4 to defer up to 100% of any Eligible Incentive Award otherwise payable to the Eligible Employee for services rendered during the Plan Year (regardless of whether the Eligible Incentive Award is payable during or after the applicable Plan Year) and instead have such amounts credited as a bookkeeping entry to his Deferral Account. Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, an individual who is an Eligible Employee as defined under Section 2.23(d) can only defer Base Salary as described in Subsection (b) of this Section and cannot defer any Eligible Incentive Award as described in this Subsection. Eligible Incentive Awards are excluded from the definition of Plan Compensation under the Thrift Plan in accordance with, and subject to, the terms and provisions of the Thrift Plan and therefore are not included in determining the amount of any contributions under the Thrift Plan.
(d)Election to Defer Director’s Compensation: For any Plan Year, a Director may elect pursuant to Section 4.4 to defer the payment by the Company of up to 100% of his Director’s Compensation otherwise to be paid during such Plan Year and instead have such amounts credited as a bookkeeping entry to his Deferral Account.
(e)Election to Defer Eligible Equity Awards: For any Plan Year, Directors and Eligible Employees who are either the Company’s CEO, a Section 16b Officer or a Key Employee, each as defined in Section 2.23, may elect pursuant to Section 4.4 to defer the payment by the Company of up to 100% of the Eligible Equity Awards to be granted to the individual in such Plan Year and instead have such amounts credited as a bookkeeping entry to his Deferral Account. Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, an individual who is an Eligible Employee as defined under Section 2.23(d) can only defer Base Salary as described in Subsection (b) of this Section and cannot defer any Eligible Equity Award as described in this Subsection.

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4.1Company Matching Contributions. For any Plan Year, a Participant who has elected to make Deferral Contributions from his Base Salary in accordance with Section 4.2(b) shall be credited with a Company Matching Contribution equal to 50% of such Deferral Contributions, up to a maximum Company Matching Contribution of 3% of Base Salary from which such Deferral Contributions were withheld. The Company shall establish and maintain on its books a Company Matching Account for each Participant who is credited with a Company Matching Contribution under this Section 4.3. Such Company Matching Account shall be designated by the name of the Participant for whom established, and Company Matching Contributions shall be credited as a bookkeeping entry to such Participant’s Company Matching Account. The Company may determine, in its sole and exclusive discretion, to deduct from the amount otherwise to be credited to the Company Matching Account of a Participant for a Plan Year an amount necessary to pay any related payroll taxes.
4.2Participant Elections. Each Participant for a Plan Year may elect to defer under the Plan such amounts as provided by Section 4.2 in accordance with the procedures set forth in this Section 4.4. Unless a different time is established by the Committee for a particular deferral election, prior to the first day of each Plan Year, each Participant shall file a written election with the Committee specifying (i) whether, what type and in what amount Deferral Contributions will be made for the relevant Plan Year, (ii) the payment date or payment commencement date pertaining to each portion of his Vested Account that is attributable to each type of contribution made for the relevant Plan Year, from among the distribution events described in Section 6.1 and
(iii) the form of payment of each portion of his Vested Account that is attributable to each type of contribution made for the relevant Plan Year, from among the forms of payment described in Section 6.2. Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, with respect to the elections described in clauses (ii) and (iii) of the immediately preceding sentence, each Participant shall make a separate time and form of payment election with respect to each Source of contributions credited to the Participant’s Account for the relevant Plan Year. Such election with respect to any Plan Year must be filed with the Committee no later than the last day of the immediately preceding Plan Year; provided, however, that an election made by a new Director who is first eligible to participate in the Plan effective as of the date on which the individual becomes a Director may be made no later than the day before such date on which he is initially eligible to participate in the Plan but only with respect to Director Compensation or Eligible Equity Awards earned after the effective date of such election.
All elections made under this Section 4.4 shall be made in writing on a form, or pursuant to such other non-written procedures, as may be prescribed from time to time by the Committee and shall be irrevocable for such Plan Year. In addition, if an Eligible Employee elects to defer any Base Salary under the Plan for a Plan Year, (1) such Eligible Employee shall not be eligible to make traditional after-tax contributions under the Thrift Plan for that Plan Year and (2) any election by such Eligible Employee to make pre-tax or Roth contributions under the Thrift Plan shall also be irrevocable for the Plan Year. If an Eligible Employee does not elect to make any Deferral Contributions under the Plan for a Plan Year, or elects to defer only Eligible Incentive Awards and/or Eligible Equity Awards under the Plan for a Plan Year, such Eligible Employee shall be eligible to make pre-tax, Roth and/or traditional after-tax contributions under the Thrift Plan for that Plan Year and shall be able to change his contribution elections under the Thrift Plan throughout the Plan Year (i.e., such contribution elections under the Thrift Plan shall not be irrevocable for the Plan Year). Notwithstanding anything in the Plan to the contrary and for the

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avoidance of doubt, any Eligible Employee shall be able to change his catch-up contribution election under the Thrift Plan at any time and for any reason throughout any Plan Year, regardless of whether he elects to defer any Base Salary under the Plan for that Plan Year (i.e., such catch-up contribution election under the Thrift Plan shall not be irrevocable for any Plan Year).
Except as set forth in Section 6.3, a Participant shall not be permitted to change his election with respect to the timing or form of payment and any election made hereunder shall not apply with respect to prior Plan Years. Failure to make a timely Deferral Contribution election will result in no Deferral Contributions for the relevant Plan Year; an Eligible Employee who does not make a deferral election under this Section for a Plan Year shall be deemed to have elected not to defer any amount under the Plan for such Plan Year and such election shall be irrevocable for such Plan Year. If a Participant fails to make a timely election specifying time and form of payment, payment of each portion of the Participant’s Vested Account that is attributable to each type of contribution made for the relevant Plan Year shall be paid in accordance with Section 6.2.
4.3Suspension of Deferral Contributions. Except as provided below, an election to make Deferral Contributions in a Plan Year shall be irrevocable on the last day of the immediately preceding Plan Year. To the extent expressly permitted under Code Section 409A, a Participant’s deferral election shall be suspended during any unpaid leave of absence granted in accordance with Company policies; provided, however, that such deferral election shall become fully operative as of the first day of the payroll period commencing on or next following the Participant’s return to active employment following termination of the approved unpaid leave in the Plan Year to which the Participant’s deferral pertains. In the event of an Unforeseeable Emergency, a Participant shall suspend deferrals in order to relieve the emergency, provided that the deferrals must be suspended for the entire remainder of the applicable Plan Year. In the event of a Disability, the Participant may suspend deferrals by the later of the end of the taxable year of the Company in which the Disability arises, or the 15th day of the third month following the date that the Disability arises.
4.4Other Contributions. The Company may from time to time, in its sole and exclusive discretion, elect to credit a Participant’s Account with additional amounts not otherwise contemplated by this Article IV.

ARTICLE V
Accounts
5.1Plan Accounts. The Company shall establish and maintain an individual bookkeeping account for each Participant, which shall be the Participant’s Account. A separate “Sub Account” may be maintained for each Participant for each Plan Year in respect of which contributions are credited under the Plan for the benefit of the Participant, and separate “Sources” may be maintained under each such Plan Year “Sub Account” in respect of which different types of contributions are credited under the Plan for the benefit of the Participant. The Company shall credit the amount of each Deferral Contribution, Company Matching Contribution and/or Company Service Based Contribution made on behalf of a Participant to such Participant’s Account as soon as administratively feasible following the applicable payroll period. The Company shall further debit and/or credit the Participant’s Account with any income, gain or loss based upon the performance of the Deemed Investments selected by the Participant and any

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payments attributable to such Account on a daily basis, or at such other times as it shall determine appropriate. Section 5.5 describes additional rules related to deferrals of Eligible Equity Awards.
The sole purpose of the Participant’s Account is to record and reflect the Company’s Plan obligations related to the Deferral Contributions, Company Matching Contributions and/or Company Service Based Contributions of each Participant under the Plan. The Company shall not be required to segregate any of its assets with respect to Plan obligations, nor shall any provision of the Plan be construed as constituting such segregation.
5.2Hypothetical Accruals to the Account. In accordance with procedures established by the Committee and subject to this Section 5.2, each Participant may designate the Deemed Investments with respect to which his Account shall be deemed to be invested. If a Participant fails to make a proper designation, then his Account shall be deemed to be invested in the Deemed Investments designated by the Committee in its sole discretion. A Participant may change such designation with respect to future contributions, as well as amounts, already credited to his Account in accordance with procedures established by the Committee. A copy of any available prospectus or other disclosure materials for each of the Deemed Investments shall be made available to each Participant. The Committee shall determine from time to time each of the Deemed Investments available under the Plan and may change any such determinations at any time. Nothing herein shall obligate the Company to invest any part of its assets in any of the investment vehicles serving as the Deemed Investments.
5.3Vesting of Account. A Participant shall have a 100% vested interest in the value of his Deferral Contribution Account at all times. A Participant shall have a 100% vested interest in the value of his Company Matching Account and Company Service Based Account upon completion of a three (3) year Period of Service. Except as provided in Section 5.4, upon Separation from Service a Participant shall forfeit all amounts credited to his Account other than his Vested Account value determined as of the close of business on the date of such Separation from Service, provided, however, that amounts not so forfeited shall continue to be debited and credited in accordance with Section 5.2 from and after Separation from Service.
5.4Accelerated Vesting. The vesting provisions in Section 5.3 notwithstanding, each Participant shall have a 100% vested interest in his entire Account upon the soonest of the following to occur during the Participant’s employment with the Company: (i) the date of Separation from Service as a result of the Participant’s death or disability or termination by the Company for any reason other than Cause, (ii) the Participant’s Disability, (iii) the Participant’s Retirement, (iv) the date a Change in Control occurs, or (v) under such other circumstances as the Committee may determine in its sole discretion.
5.5Special Rules for Deferral of Eligible Equity Awards.
(a)General: The amount of any Eligible Equity Award deferred by a Participant pursuant to Section 4.4 shall be credited to the Participant’s Deferral Account as of the date that the Eligible Equity Award becomes vested and would have otherwise been payable in accordance with the terms of the applicable award agreement under the Equity Plan. The Deferral Account shall be credited with a number of whole Deferred Stock Units equal to the number of Shares underlying the Eligible Equity Award to which the deferral election

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applies, multiplied by the applicable deferral percentage, and rounded up to the next whole unit. Any non-deferred portion of the Eligible Equity Award shall be awarded, settled and paid as and when provided under the applicable award agreement. Nothing in the Plan shall modify the vesting and other conditions for an Eligible Equity Award under the terms of the applicable award agreement and Equity Plan.
(b)Adjustments: The Deemed Investments with respected to deferred Eligible Equity Awards shall solely be in the form of Deferred Stock Units. The portion of the Deferral Account credited as Deferred Stock Units shall be credited additional full or fractional Deferred Stock Units for cash dividends paid on the Shares based on the number of Deferred Stock Units in the Deferral Account on the applicable dividend record date and calculated based on the Fair Market Value of the Shares on the applicable dividend payment date. Each Deferred Stock Unit shall also be equitably adjusted for certain anti-dilution adjustments as provided by the Equity Plan.
(c)Form of Payment: Payment of the portion of the Deferral Account held as Deferred Stock Units shall be made in the form of one (1) Share, issued under the Equity Plan, for each whole Deferred Stock Unit then payable. In case of any fractional Deferred Stock Unit that is payable, payment shall be in form of cash of equivalent Fair Market Value as of the applicable payment date.
5.1Nature and Source of Payments. The obligation to make distributions under this Plan with respect to each Participant and any Beneficiary in accordance with the terms of this Plan shall constitute a liability of the entity within the Company which employed the Participant or for whom the Participant rendered services when the obligation was accrued, and no other entity shall have such obligation and any failure by a particular entity to live up to its obligation under this Plan shall have no effect on any other entity. All distributions payable hereunder shall be made from the general assets of the Company, and nothing herein shall be deemed to create a trust of any kind between the Company and any Participant or other person. No special or separate fund shall be established nor shall any other segregation of assets be made to assure that distributions will be made under this Plan. No Participant or Beneficiary shall have any interest in any particular asset of the Company by virtue of the existence of this Plan. Each Participant and Beneficiary shall, with respect to his rights and benefits under this Plan (including Accounts), be an unsecured general creditor of the Company.
5.2Statements to Participants. Periodically as determined by the Committee, but not less frequently than annually, the Committee shall transmit to each Participant a written statement regarding the Participant's Account for the period beginning on the date following the effective date of the preceding statement and ending on the effective date of the current statement.

ARTICLE VI
Payment of Benefits
6.1Distribution Events. The Company shall distribute, or begin distributing, a Participant's Vested Account following the first to occur of the events and in the manner set forth in this Article VI. A Participant’s Vested Account shall be debited in the amount of any distribution

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made from the Account as of the date of the distribution. The distribution events shall be (i) the Participant’s Separation from Service, including upon Retirement or death, (ii) Disability, (iii) the occurrence of an Unforeseeable Emergency, or (iv) the completion of any specified period of deferral of three (3) or more years in length.
6.2Distribution Elections. A Participant shall elect the time and form of payment of his Vested Account in the manner set forth in Section 4.4. For each Plan Year, with respect to each portion of his Vested Account that is attributable to each type of contribution made under the Plan for that Plan Year (i.e., with respect to each Source to which contributions are credited under the Plan for that Plan Year), a Participant may elect as the distribution event either the distribution event specified in Section 6.1(i) or the earlier of the distribution event specified in Section 6.1(i) or the distribution event specified in Section 6.1(iv), and the Participant may elect as the form of payment either a single lump sum or a series of annual installments between two (2) and five (5) years in length. A Participant who fails to timely file a distribution election for a Source for a Plan Year shall be deemed to have elected to receive the portion of his Vested Account attributable to such Source in a single lump sum payment on the earliest to occur of (i) the first day of the seventh month following his Separation from Service, (ii) death, or (iii) Disability. If a Participant’s Vested Account is less than $50,000 at the time of Separation from Service, or if distribution is on account of Disability or death, the Vested Account will be distributed in a single lump sum distribution irrespective of any election to the contrary. In no event shall a distribution to a Participant on account of Separation from Service commence prior to the first day of the seventh month following Separation from Service. Notwithstanding anything in this Section to the contrary, if a Participant receiving a series of annual installment payments due to the distribution event specified in Section 6.1(iv) experiences a Separation from Service, any such installment payments shall continue to be paid as originally scheduled.
6.3Change of Form or Timing of Payments. Subject to and in accordance with any procedures, rules, requirements and limitations as may be specified by the Committee from time to time, a Participant who has elected the earlier of the distribution event specified in Section 6.1(i) or the distribution event specified in Section 6.1(iv) may make a subsequent election no later than twelve months prior to the date that he would be eligible to receive a distribution under the Plan pursuant to the distribution event specified in Section 6.1(iv), to change the timing or form of payment of that distribution; provided, however, that the payment, or first payment in the case of a series of payments, under the subsequent election shall be deferred to a date that is at least five
(5) years after the date the Participant would have been eligible to receive, or begin receiving, the distribution under the prior election pursuant to the distribution event specified in Section 6.1(iv) and still subject to earlier payment if the distribution event specified in Section 6.1(i) occurs first. To be effective, any such election must be in writing timely and received by the Committee, and cannot be effective for at least twelve months after the date on which the election is made. The requirement in this Section 6.3 that the first payment with respect to which any election thereunder applies must be deferred for at least five (5) years shall not apply to a payment on account of the Participant’s death, Disability or in the event of an Unforeseeable Emergency.
6.4Continuation of Hypothetical Accruals to the Vested Account After Commencement of Distributions. If the Vested Account of a Participant is to be distributed in a form other than a single lump sum distribution of the entire Vested Account, then such Vested Account shall continue to be adjusted for hypothetical income, gain or loss and any payment or

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distributions attributable to the Vested Account as described in Section 5.1 and 5.2, until the entire Vested Account has been distributed.
6.5Unforeseeable Emergency Distribution. In the event that the Committee, upon the written request of a Participant, determines in its sole discretion that such Participant has incurred an Unforeseeable Emergency, as defined in Section 2.39, such Participant may be entitled to receive a distribution of part or all of the Participant’s Vested Account, in an amount not to exceed the lesser of (a) the amount determined by the Committee under Section 2.39, or (b) the value of such Participant’s Vested Account at the time of the emergency. Such amount shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determination with respect to the availability and amount of such distribution; provided, however, that the payment shall not be made after the later of the end of the taxable year of the Company in which the Unforeseeable Emergency arises or the 15th day of the third month following the date of the occurrence of the Unforeseeable Emergency. If a Participant’s Account is deemed to be invested in more than one Deemed Investment, such distribution shall be made pro rata from each of such Deemed Investments. For purposes of the foregoing, such distribution shall be made from the Participant’s Account beginning with the oldest Account in the following order: First, such amount shall be debited from the Participant’s Deferral Account, second, from the Participant’s Company Matching Account and third from the Participant’s Company Service Based Account (subject to forfeitures with respect to the non-vested portion of the Company Matching Account and/or Company Service Based Account utilized for such distribution).

ARTICLE VII
Committee
7.1Authority. The Committee has full and absolute discretion in the exercise of each and every aspect of the rights, power, authority and duties retained or granted it under the Plan, including without limitation, the authority to determine all facts, to interpret this Plan, to apply the terms of this Plan to the facts determined, to make decisions based upon those facts and to make any and all other decisions required of it by this Plan, such as the right to benefits, the correct amount and form of benefits, the determination of any appeal, the review and correction of the actions of any prior administrative committee, and the other rights, powers, authority and duties specified in this Article and elsewhere in this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or any agreement or document related to this Plan in the manner and to the extent the Committee deems necessary or appropriate. Notwithstanding any provision of law, or any explicit ruling or implicit provision of this document, any action taken, or finding, interpretation, ruling or decision made by the Committee in the exercise of any of its rights, powers, authority or duties under this Plan shall be final and conclusive as to all parties, including without limitation all Participants, former Participants and Beneficiaries, regardless of whether the Committee or one or more if its members may have an actual or potential conflict of interest with respect to the subject matter of the action, finding, interpretation, ruling or decision. No final action, finding, interpretation, ruling or decision of the Committee shall be subject to de novo review in any judicial proceeding nor may it be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue. To the extent Plan distributions are payable in a form other than a single lump sum (e.g., installments), the Committee shall determine the methodology for computing such payments.

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7.2Delegation of Authority. The Committee may delegate any of its powers or responsibilities to one or more members of the Committee or any other person or entity. Any reference to the Committee in this Plan document shall be deemed to include any authorized delegate of the Committee, as applicable.
7.3Procedures. The Committee may establish procedures to conduct its operations and to carry out its rights and duties under the Plan. Committee decisions may be made by majority action. The Committee may act by written consent.
7.4Compensation and Expenses. The members of the Committee shall serve without compensation for their services, but all expenses of the Committee and all other expense incurred in administering the Plan shall be paid by the Company.
7.5Indemnification. The Company shall indemnify the members of the Committee and/or any person to whom the Committee has delegated authority in accordance with Section 7.2 hereof against the reasonable expenses, including attorney’s fees, actually and appropriately incurred by them in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereto, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) and against all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in a suit of final adjudication that such Committee member is liable for fraud, deliberate dishonesty or willful misconduct in the performance of his duties or as to which any applicable statute prohibits the Company from providing indemnification; provided that within 60 days after the institution of any such action, suit or proceeding a Committee member or delegate, as applicable, has offered in writing to allow the Company, at its own expense, to handle and defend any such action, suit or proceeding. Notwithstanding the foregoing, the failure of any Committee member or delegate to give such notice shall not relieve the Company of its obligations under this Section 7.5, except to the extent that the Company is actually prejudiced by such failure to give notice.
The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-Laws (each, as amended from time to time), as a matter of law, or otherwise.

ARTICLE VIII
Amendment and Termination

The Company retains the right to amend the Plan or to terminate the Plan at any time by action of the Board. No such amendment or termination shall adversely affect any Participant or Beneficiary with respect to his right to receive a benefit in accordance with Article VI, determined as of the later of the date that the Plan amendment or termination is adopted or the date such Plan amendment or termination is effective, unless the affected Participant or Beneficiary consents to such amendment or termination. No amendment or termination of this Plan shall be made in a

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manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.
ARTICLE IX
Miscellaneous
9.1Plan Does Not Confer Right to Employment. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employment of the Company, to interfere with the rights of the Company to discharge any Participant at any time or to interfere with a Participant’s right to terminate his employment at any time.
9.2Nonalienation and Nonassignment. Except for amounts described in Section 9.5 or 9.6, no amounts payable or to become payable under the Plan to a Participant or Beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same by a Participant or Beneficiary prior to distribution as herein provided shall be null and void.
9.3Tax Withholding. The Company shall have the right to deduct from any payments to a Participant or Beneficiary under the Plan any taxes required by law to be withheld with respect to such payments. In addition, the Company shall have the right to deduct from any Participant’s Base Salary or other compensation any applicable employment taxes or other required withholdings with respect to a Participant.
9.4FICA Withholding/Employee Deferrals/Company Contributions. If the Participant is an employee of the Company, for each payroll period, the Company shall withhold from that portion of the Participant’s Base Salary and/or Eligible Incentive Award that is not being deferred under this Plan, the Participant’s share of FICA and other applicable taxes that are required to be withheld with respect to (i) Deferral Contributions, (ii) Company Matching Contributions and (iii) Company Service Based Contributions as they vest and become subject to such FICA withholding. To the extent that there are insufficient funds to satisfy all applicable tax withholding requirements in a timely manner, the Company reserves the right to reduce the Participant’s Deferral Contributions, as required to provide available funds for applicable tax withholding requirements. To the extent there are still insufficient funds to satisfy all such applicable tax withholding requirements, the Participant shall timely remit cash funds to the Company sufficient to cover such withholding requirements.
9.5Setoffs. As a condition to the receipt of any benefits hereunder, the Committee, in its sole discretion, may require a Participant or Beneficiary to first execute a written authorization, in the form established by the Committee, authorizing the Company to offset from the benefits otherwise due hereunder any and all amounts, debts or other obligations, incurred in the ordinary course of the service relationship, owed to the Company by the Participant. Where such written authorization has been so executed by a Participant, benefits hereunder shall be reduced accordingly. The Committee shall have full discretion to determine the application of such offset and the manner in which such offset will reduce benefits under the Plan; provided, however, that the amount offset in any one taxable year does not exceed $5,000 and the offset is taken at the

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same time and in the same amount as the debt otherwise would have been due from the Participant, but only at the time that an amount is otherwise payable to a Participant under the Plan.
9.6Erroneously Awarded Compensation. Any amounts deferred under the Plan that are determined by the Committee to be Erroneously Awarded Compensation as defined in the BWX Technologies, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”) (including any related deemed earnings) will be canceled/forfeited. In addition, the Company may seek to recover any amounts owed by a Participant under the Policy from amounts otherwise payable under the Plan to the extent permitted by Code Section 409A, and in that regard, no such recovery (apart from a forfeiture of Erroneously Awarded Compensation) shall change the time and form of payment or reduce the amount of taxable income to the Participant except as may be permitted by Code Section 409A.
9.7Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender unless the context plainly requires otherwise.
9.8Headings. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
9.9Applicable Law. Except to the extent preempted by federal law, the terms and provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to the application of any conflicts of law.
9.10Successors. All obligations under the Plan shall be binding upon the Company and any successors and assigns, in accordance with its terms, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transaction, involving all or substantially all of the business and/or assets of the Company.
9.11Claims Procedure. The Committee shall have sole discretionary authority with regard to the adjudication of any claims made under the Plan. All claims for benefits under the Plan shall be submitted in writing, shall be signed by the claimant and shall be considered filed on the date the claim is received by the Committee. In the event a claim is denied, in whole or in part, the claims procedures set forth below shall be applicable.
Upon the filing of a claim as above provided and in the event the claim is denied, in whole or in part, the Committee shall within ninety (90) days (forty five (45) days for disability related claims) provide the claimant with a written statement which shall be delivered or mailed to the claimant to his last known address, which statement shall contain the following:
(a)the specific reason or reasons for the denial of benefits;
(b)a specific reference to the pertinent provisions of the Plan upon which the denial is based;

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(c)a description of any additional material or information necessary for the claimant to perfect his claim for benefits and an explanation of why such material and information is necessary; and
(d)an explanation of the review procedure provided below.
If special circumstances require additional time for processing the claim, the Committee shall advise the claimant prior to the end of the initial ninety (90) day or forty-five (45) day period, setting forth the reasons for the delay and the approximate date the Committee expects to render its decision. Any such extension shall not exceed ninety (90) days, or thirty (30) days for disability related claims.
Within ninety (90) days (one hundred eighty (180) days for disability related claims) after receipt of the written notice of denial of a claim as provided above, a claimant or his authorized representative may request a review of the denial upon written application to the Committee, may review pertinent documents and may submit issues and comments in writing to the Committee. Within sixty (60) days (or forty-five (45) days in the case of a disability related claim) after receipt of a written request for review, or within one hundred and twenty (120) days (or ninety (90) days for disability related claims) in the event of special circumstances which require an extension of time for processing such application for review, the Committee shall notify the claimant of its decision by delivery or by Certified or Registered Mail to his last known address. The decision of the Committee shall be in writing and shall include the specific reasons for the decision and specific references to the pertinent provisions of the Plan on which such decision is based. The Committee shall advise the claimant prior to the end of the initial sixty (60) day or forty-five (45) day period, as applicable, if additional time is needed to process such application for review. Disability related claims and appeals will be processed in accordance with applicable requirements of 29 CFR Section 2560.503-1 that apply to claims which turn on a determination of disability. The decision of the Committee shall be final and conclusive.
9.12Claims/Disputes. Any dispute or claim arising out of this Plan or the breach thereof, which is not settled under the Plan’s administrative claims procedure and which is pursued beyond such claims procedure, shall be brought in Federal District Court, in Mecklenburg County, North Carolina.
9.13Conduct Injurious to the Company. Notwithstanding anything in the Plan to the contrary, any and all benefits otherwise payable to any Participant hereunder attributable to Company Matching Contributions and Company Service Based Contributions, except to the extent of any prior distributions under the Plan, shall be forever forfeited if it is determined by the Committee, in its sole discretion, that such Participant has engaged in conduct injurious to the Company, including but not limited to the following:
(a)dishonesty while in the employ of the Company or while serving as a Director;
(b)imparting, disclosing or appropriating proprietary information for himself or to or for any other person, firm, corporation, association or entity for any reason or purpose whatsoever, except if required by law or at the Company’s direction;

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(c)performing any act or engaging in any course of conduct which has or may reasonably have the effect of demeaning the name or business reputation of the Company; or
(d)providing goods or services to or becoming an employee, owner, officer, agent, consultant, advisor or director of any firm or person in any geographic area which competes with the Company in any phase of any of the business lines or services offered by the Company as of the Participant’s Retirement Date or the date the Participant ceases to be a Director.
9.14Compliance with Code Section 409A. The Plan is intended to meet the requirements of Code Section 409A in order to avoid any adverse tax consequences resulting from any failure to comply with Code Section 409A and, as a result, the Plan shall be operated in a manner consistent with such compliance. Except to the extent expressly set forth in the Plan, the Participant (and/or the Participant’s Beneficiary, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Code Section 409A should be paid. Neither the Company nor the Committee is responsible for treatment of the Plan and Plan benefits under Code Section 409A or any additional taxes owed by a Participant due to Code Section 409A.
9.15No Guarantee of Tax Consequences. None of the Board, officers or employees of the Company, the Company or any affiliate of the Company makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any individual or person participating hereunder or eligible to participate hereunder.
9.16Entire Agreement. This Plan document constitutes the entire Plan governing the Company and the Participant with respect to the subject matters hereof and supersedes all prior written and oral and all contemporaneous written and oral agreements and understandings, with respect to the subject matters hereof. This Plan may not be changed orally, but only by an amendment in writing signed by the Company, subject to the provisions in this Plan regarding amendments thereto.
9.17Limited Effect of Restatement. Notwithstanding anything to the contrary contained in the Plan, to the extent permitted by ERISA and the Code, this instrument shall not affect the availability, amount, form or method of payment of benefits being paid before the effective date hereof to any Participant or former Participant (or a Beneficiary of either) in the Plan who is not an active Participant on or after the Effective Date hereof, said availability, amount, form or method of payment of benefits, if any, to be determined in accordance with the applicable provisions of the Plan as in effect prior to the Effective Date hereof.

[SIGNATURE ON NEXT PAGE]

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the 9th day of November, 2023.

BWX TECHNOLOGIES, INC.

By: /s/ Robert L. Duffy

Name: Robert L. Duffy

Title: SVP & Chief Administrative Officer

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